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                                                                   Exhibit 3.276

                            ARTICLES OF INCORPORATION

                                       OF

                       PHYSICIAN ACCOUNT MANAGEMENT, INC.

      The undersigned does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation for profit, pursuant to the provisions of the Florida Business Corporation Act.

      FIRST: The corporate name for the corporation (hereinafter called the "corporation") is Physician Account Management, Inc.

      SECOND: The street address, wherever located, of the principal office of the corporation is 1717 Main Street, Suite 5200, Dallas, TX 75201

      The mailing address, wherever located, of the corporation is 1717 Main Street, Suite 5200, Dallas, TX 75201

                                 [NO PAR SHARES]

      THIRD: The number of shares that the corporation is authorized to issue is 1000, all of which are without par value and are of the same class and are Common shares.

      FOURTH: The street address of the initial registered office of the corporation in the State of Florida is c/o Corporation Service Company, 1201 Hays Street, Tallahassee, Florida 32301.

      The name of the initial registered agent of the corporation at the said registered office is Corporation Service Company.

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The written acceptance of the said initial registered agent, as required by the provisions of Section 607.0501(3) of the Florida Business Corporation Act, is set forth following the signature of the incorporator and is made a part of these Articles of Incorporation.

            FIFTH: The name and the address of the incorporator are:

         NAME                                       ADDRESS
-------------------------------   ----------------------------------------------
Martha Hesse - Director           1717 Main Street, Suite 5200, Dallas, TX 75201
William Sanger - President        1717 Main Street, Suite 5200, Dallas, TX 75201
Donald Harvey-Secretary           1717 Main Street, Suite 5200, Dallas, TX 75201
Todd Zimmerman - VP               1717 Main Street, Suite 5200, Dallas, TX 75201
Randy Owen Treasurer & VP         1717 Main Street, Suite 5200, Dallas, TX 75201
Robyn Bakalar -- Assistant Sec.   1717 Main Street, Suite 5200, Dallas, TX 75201

            SIXTH: Each share of the corporation shall entitle the holder thereof to a preemptive right, for a period of thirty days, to subscribe for, purchase, or otherwise acquire any shares of the same class of the corporation or any equity and/or voting shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of the same class of the corporation or of equity and/or voting shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire unissued shares of the same class of the corporation or equity and/or voting shares of any class of the corporation, whether now or hereafter authorized or created, and whether the proposed issue, reissue, or grant is for cash, property, or any other lawful consideration; and after the expiration of said thirty days, any and all of such shares, rights, options, bonds, securities, or obligations of the corporation may be issued, reissued, or granted by the Board of Directors, as the case may be, to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine. As used herein, the terms "equity shares" and "voting shares" shall mean, respectively, shares which confer unlimited dividend rights and shares which confer unlimited voting rights in the election of one or more directors.

            SEVENTH: The purposes for which the corporation is organized are as follows:

      To engage in any lawful business for which corporations may be organized under the Florida Business Corporation Act.

            EIGHTH: The duration of the corporation shall be perpetual.

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      NINTH: The corporation shall, to the fullest extent permitted by the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

      TENTH: Whenever the corporation shall be engaged in the business of exploiting natural resources or other wasting assets, distributions may be paid in cash out of depletion or similar reserves at the discretion of the Board of Directors and in conformity with the provisions of the Florida Business Corporation Act.

      ELEVENTH: The corporate existence of the corporation shall begin upon filing.

Signed on December 7, 2001

                                    /s/  Robyn Bakalar
                                    ------------------------------------
                                    Robyn Bakalar, Incorporator

Having been named as registered agent and to accept service of process for the above-named corporation at the place designated in these Articles of Incorporation, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

         CORPORATION SERVICE COMPANY

         By:    /s/Lynette Coleman
                ---------------------
                [Name], [Title]

         Date:  12/13/2001

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